EXHIBIT 99.2
For Immediate Release
Affiliate of Consolidated Water
Adopts 10b5-1 Stock Trading Plan
     GEORGE TOWN, Grand Cayman, Cayman Islands (September 21, 2007). Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today announced that it has been advised that RFD Holdings Ltd., an investment vehicle controlled by Jeffrey M. Parker, the Company’s Chairman of the Board, has established a stock trading plan intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Plan”).
     Under the Plan, RFD may sell up to 50,000 ordinary shares at the rate of 2,000 shares per week at not less than $30 per share. If the entire 2,000 shares are not sold in any given week, the shortfall can be sold as soon as practicable during the immediately succeeding weeks. The Plan is expected to be in effect for one year, commencing September 24, 2007.
     Transactions under the Plan will commence no earlier than September 24, 2007 and will be disclosed publicly through Form 144 filings with the Securities and Exchange Commission.
     Rule 10b5-1 allows insiders to enter into a written, pre-arranged stock trading plan at a time when an insider is not in possession of material, non-public information. Under these plans, insiders can gradually diversify their investment portfolios, reduce any significant market impact by spreading stock trades over an extended period of time, and avoid concerns as to whether the insiders were in possession of material, non-public information when the stock was sold.
About Consolidated Water Co. Ltd.
     Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Barbados, Belize and The Commonwealth of the Bahamas. The Company’s affiliate, Ocean Conversion (BVI) Ltd., also produces and distributes water in the British Virgin Islands.
     The ordinary (common) shares of Consolidated Water Co. Ltd. are traded on the NASDAQ Global Select Market under the symbol “CWCO.” Additional information on the Company is available on its website at http://www.cwco.com.

Forward-Looking Statements.
     Certain statements contained in this press release relating to beliefs, expectations or predictions of future sales constitute “forward-looking statements.” It is important to note that the Company can give no assurances that the shares will actually be sold in the contemplated amounts or timing specified in the Rule 10b5-1 plan, as the sales of the shares are outside the control of Consolidated Water Co. Ltd.
For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO,
at (954) 571-3100 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com